Exhibit 10.2

Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is made between Inspirato LLC, a Delaware limited liability company (the “Company”) and Brent Handler (“Executive”) (each a “party” and together the “parties”):

WHEREAS, the Executive was employed by the Company as Chief Executive Officer;

WHEREAS, the Executive has resigned from employment with the Company effective September 25, 2023 (“Separation Date”);

WHEREAS, the parties wish to ensure an amicable separation and to provide for the release in full of all claims by the Executive;

WHEREAS, the parties mutually agree that Executive’s Employment Agreement signed on September 15, 2021 (the “Employment Agreement”) is terminated as of the Separation Date and that this Agreement supersedes and replaces the Employment Agreement, including but not limited to any provisions addressing severance pay and benefits upon termination;

WHEREAS, the parties executed a Separation and Release Agreement on September 21, 2023 (the “Original Agreement”), however, the parties wish to amend and correct certain provisions therein; therefore, the parties mutually agree that this Separation and Release Agreement provided to Executive on September 25, 2023 replaces and supersedes the Original Agreement;

NOW, THEREFORE, the parties agree as follows:

1.             Separation Benefits. Provided that the Executive complies with all conditions described in Section 3 of this Agreement (the “Conditions”), the Company shall provide the following separation benefits to the Executive:

(a)            Severance Pay. The Company will pay Executive severance pay in the gross amount of $515,000.00 (Five Hundred Fifteen Thousand Dollars and 00/100), representing payment of twelve (12) months’ base salary, less applicable local, state, and federal tax withholdings (“Severance Pay”). Severance Pay payments will be deposited directly into Executive’s bank account(s) as Executive has designated in the Company’s payroll service. Severance Pay will be paid in twenty-four (24) substantially equal bimonthly installments, each in the gross amount of $21,458.33 (Twenty-One Thousand Four Hundred Fifty Eight and 33/100), in accordance with the Company’s payroll practice for Colorado employees (“Separation Pay Installments”). Separation Pay Installments shall begin to accrue and, subject to the occurrence of the First Payment Date (as defined below), be paid out on September 30, 2023 and continue for 24 payroll cycles thereafter, subject to all conditions herein. The first payment of Severance Pay under this Agreement shall be made to Executive on the first regularly-scheduled Company payday for Colorado employees that is at least eight (8) business days after Executive signs and returns the signed original of this Agreement to the Company, unless revoked in accordance with Section 6 below (the “First Payment Date”). The first payment of Severance Pay under this Agreement shall include a catch-up payment to cover any Separation Pay Installments that accrued prior to the First Payment Date, less the Travel Allowance Refund as outlined in section 1(a)(i). Severance Pay will not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan. Each payment pursuant to this section is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)            Travel Allowance Credit. As of the Separation Date, Executive is scheduled for travel booked under the Company’s Executive Travel Allowance and the Travel and Expense Policy (the “Covered Travel”). The cost of the Covered Travel is $95,433.26 (the “Travel Allowance Credit”). The Company agrees that Executive may utilize the Travel Allowance Credit prior to February 1, 2024 at no cost to Executive.

(c)            COBRA. Subject to Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the two (2) year anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular Colorado payroll dates. Each taxable payment pursuant to this section is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(d)            Founder Club Use Benefit. For so long as Executive is on Inspirato Incorporated’s Board of Directors, Executive agrees to follow the standard Board approved travel policy in lieu of the Founder Club Use Benefit. Executive shall have continued Founder Club Use Benefit for the life of the Founder. “Founder Club Use Benefit” is defined on Exhibit A to this Agreement.

(e)            Equity Securities.

(i)            Accelerated Vesting. The parties agree that in the event Executive is not serving as a member of the Board of Directors, all unvested Executive Shares shall immediately vest with no further action required by any party. “Executive Shares” is defined as granted Restricted Stock Units and Class V Shares granted during Executive's employment with Company. Notwithstanding any other provision to the contrary in any grant agreement or profits interest agreement related to Executive Shares, the parties agree that Executive Shares shall continue to vest under the applicable vesting schedules so long as Executive continues service as a member of the Board of Directors of the Company's parent.

(f)             Executive’s Legal Fees. The Company shall reimburse Executive for legal fees incurred by Executive in connection with this Agreement and related advice concerning it, up to a maximum of Seven thousand Five hundred dollars ($7,500).

(g)            Taxes. The Company may withhold taxes or report taxable income from benefits provided pursuant to this Section 1. The Company makes no representation concerning tax consequences or tax liability that may be incurred by Employee from payments made pursuant to this Agreement. Employee and the Company acknowledge that nothing herein constitutes tax advice to the other party.

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2.             Release in Full of All Claims. In exchange for the promises described in Section 1 of this Agreement, the Executive, for himself/herself and his/her heirs, assigns and personal representatives, fully and completely releases the Company and its parents, subsidiaries and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their respective shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (each a “Releasee” and collectively the “Releasees”) from any and all claims or causes of action that the Executive may have against the Releasees, known or unknown, including claims or causes of action that relate in any way to the Executive’s employment with any Releasee or the termination thereof, from the beginning of time through the date the Executive signs this Agreement (each a “Released Claim” and together the “Released Claims”), including but not limited to the following:

(a)            federal, state or local laws prohibiting discrimination (including harassment and retaliation) in employment, such as: (i) the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, and the Executive Order 11141, which prohibit discrimination based on age; (ii) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and the Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; (iii) the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; (iv) the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (v) the National Labor Relations Act, which prohibits discrimination for engaging in certain concerted protected activity; (vi) the Occupational Safety and Health Act and the Mine Safety and Health Act, which prohibit discrimination for engaging in certain safety-related activity; (vii) the Sarbanes Oxley Act, which prohibits discrimination for engaging in certain whistleblowing activity; and (viii) any state or local law that prohibits discrimination on many of the bases described above;

(b)            federal, state or local laws regarding wages and hours, including laws regarding minimum wage, overtime compensation, wage payment, vacation pay, sick pay, compensatory time, commissions, bonuses, and meal and break periods wages, such as the Fair Labor Standards Act and the Colorado Wage Claim Act (C.R.S. 8-4-101 et seq.);

(c)            other employment laws, including but not limited to: (i) the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; (ii) the Worker Adjustment and Retraining Notification Act (WARN), which requires advance notice of certain workforce reductions; (iii) the Employee Retirement Income Security Act, which protects employee benefits (among other things); and (iv) the Uniformed Services Employment and Reemployment Rights Act, which requires employers to provide military leave under certain circumstances; and

(d)            any common law theory, including but not limited to breach of contract (expressed or implied), promissory estoppel, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortious interference, invasion of privacy, negligent hiring or supervision, or any other claims based in contract, tort or equity.

Notwithstanding the foregoing, the Released Claims do not include claims for breach of this Agreement, claims related to rights to indemnification or insurance the Executive has pursuant to contractual arrangements with the Company or its parent, corporate documents of the Company or its parent, claims that arise after the Executive signs this Agreement, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. In addition, this release does not prevent the Executive from filing: (i) a lawsuit to challenge the effectiveness of a release of claims of age discrimination under the ADEA; or (ii) a charge with a governmental agency, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and the U.S. Securities and Exchange Commission (“SEC”), but the Executive is waiving his/her right to recover any monetary or injunctive relief pursuant to any such charge. Notwithstanding the foregoing, this Agreement does not prevent the Executive from recovering an award from or by a governmental agency for providing information.

Executive acknowledges and agrees that the Executive is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent the Executive from releasing unknown claims, including but not limited to the protection of Cal. Civ. Code Section 1542, which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

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3.             Conditions. The Executive shall comply with the following terms, as conditions of payment, and in the event that the Executive fails to satisfy these conditions, the Company shall have no obligation to provide any separation benefits pursuant to Section 1 and shall be entitled to a refund of any separation benefits previously paid:

(a)            Execution and Return of Agreement. The Executive shall sign this Agreement and return the signed original of the Agreement to the Company within twenty-one (21) days after the Executive Receives the Agreement and shall not revoke it, except as otherwise described in Section 6, below.

(b)            Property. The Executive shall reasonably return Company property in the Executive’s possession, custody or control on or before the Separation Date or as soon thereafter as reasonably located, including: all motor vehicles, computer hardware, office equipment, tools, telephones, credit cards, keys and card keys.

(c)            Non-Disparagement. Subject to Section 8, to the fullest extent permitted by law, Executive shall not engage or in any conduct or make any statement calculated to or likely to have the effect of undermining, disparaging or maligning the Releasees or the Company’s business, products, services, customers or clients. By signing this Agreement, Executive represents and warrants that Executive has made no statements on or after the Separation Date that would violate this Section, if made after this Agreement has become effective. By signing the General Release, Employee represents and warrants that Employee has fully complied with this Section 3(c).

(d)	Confidential Information.

(i)            Subject to Section 8, Executive shall not disclose to any third party, or use for the benefit of the Executive or any third party, any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean: (A) all trade secrets of the Releasees, as that term is defined in the Colorado Uniform Trade Secrets Act, C.R.S. 7-74-101 et seq.; (B) all intellectual property of the Releasees, including but not limited to all inventions, discoveries, ideas or processes that have been or could be protected by patent, trademark, copyright or similar protections; (C) all communications or information to or from counsel for any of the Releasees that constitute attorney work product or are protected by attorney-client privilege; and (D) all other non-public information concerning the business or operations of the Releasees, including but not limited to information concerning organization, management, finances, business plans and strategies, clients and customers, relationships with contractors and vendors, proprietary or specialized computer software, employees, products and services, equipment and systems, methods, processes and techniques, and prospective and executed contracts and other business arrangements.

(ii)           In response to any subpoena, court order or other legal process purporting to require disclosure of Confidential Information, the Executive shall: (A) immediately notify the Company; (B) take all lawful steps, at the Company’s expense, to resist the subpoena, court order or other process unless otherwise directed by the Company; and (C) cooperate fully, at the Company’s expense, with all lawful efforts by the Company to protect the Confidential Information from disclosure.

(iii)          Notwithstanding the foregoing, 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by the Executive, or any Company policy is intended to conflict with this statutory protection.

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(e)            Other Agreements. Subject to Section 8, the Executive shall fully comply with all other agreements between the Executive and the Company (or any parent, subsidiary or affiliate of the Company or predecessor or successor thereto), including but not limited to the Proprietary Rights and Inventions Assignment Agreement attached hereto as Appendix 1 and the Continuing Obligations set forth in the Employment Agreement between the Executive and the Company signed on June 30, 2021, and any other agreements regarding confidentiality, protection of intellectual property, noncompetition, or nonsolicitation (each an “Other Agreement”); provided, however, that notwithstanding anything to the contrary in this Agreement or Appendix 1, Executive may retain (but not disclose to any third party) any confidential or proprietary information of the Company during the period in which Executive serves on the Board of Directors.

(f)             Cooperation and Assistance. For a period of one year from and after the Separation Date, the Executive shall cooperate with and assist the Company, without out-of-pocket expense to the Executive, by sharing the knowledge the Executive has gained during the course of employment with the Company as reasonably requested by the Company.

4.	No Other Claims. The Executive represents and warrants that:

(a)            Executive has no Released Claims pending against the Company or any other Releasee and has not assigned or transferred any Released Claim to anyone;

(b)            Executive has been timely paid all compensation owed for services rendered through the Separation Date, including all salary, wages, bonuses, commissions, overtime compensation (if applicable) and payment for all accrued but unused vacation, and has timely received all meal periods and rest breaks to which the Executive may have been entitled;

(c)            Executive has been fully reimbursed for all business expenses incurred by the Executive for which the Executive was entitled to reimbursement;

(d)            Executive has not suffered any work-related injury or illness as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to a workers’ compensation claim by the Executive against the Company or any other Releasee; and

(e)            Executive has not suffered any sexual harassment or sexual abuse as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to such a claim by the Executive against the Company or any other Releasee.

5.	Acknowledgements. By signing this Agreement, the Executive acknowledges and agrees that:

(a)            the consideration described in Section 1 of this Agreement is consideration to which the Executive would not otherwise be entitled, but for the signing of this Agreement;

(b)            Executive has been advised to consult with legal counsel and a tax professional, including with regard to Section 409A, as defined below, about this Agreement and has been given an opportunity to do so;

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(c)            Executive has been given the amount of time specified in Section 3(a) within which to consider this Agreement before signing it, any changes to this Agreement did not restart the consideration period, and if the Executive has signed this Agreement in less than the specified consideration period, the Executive has done so voluntarily;

(d)            Executive is not relying on any promises or representations of any kind, except those set forth in this Agreement; and

(e)            Executive has signed this Agreement voluntarily, of the Executive’s own free will, and without any threat, intimidation or coercion.

6.             Revocation. The Executive may revoke this Agreement by delivering written notice of revocation to the Company by email, delivery or U.S. Mail addressed as follows, which notice must be received not later than the seventh (7th) calendar day following the Executive’s signing of this Agreement, and this Agreement shall not become effective until the seven-day revocation period has expired without revocation by the Executive:

Inspirato LLC

1544 Wazee Street

Denver, CO 80202

Email: dprobst@inspirato.com

Attn: Danielle Probst

7.             Confidentiality. Subject to Section 8, the existence and terms of this Agreement are strictly confidential and shall not be disclosed by the Executive to anyone except (a) the Executive’s spouse, attorneys and tax advisors, and then only after securing their agreement to be bound by this provision; or (b) in response to inquiry from a taxing authority or otherwise as required by law.

8.             Protected Rights. Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Executive) shall restrict Executive’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S Securities and Exchange Commission); (d) speak with an attorney representing Executive; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); or (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Executive may be entitled. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Foundation policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

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9.             Invalidity of Release. If any provision of Section 2 of this Agreement is held to be invalid or unenforceable and the Executive is permitted to and does assert any Released Claim against a Releasee, the Company shall be entitled to an immediate refund of one hundred percent (100%) of all payments made pursuant to Section 1 of this Agreement, in addition to any other remedy available to the Company under law or equity; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA unless ordered by a court of law.

10.           Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

11.           No Admission. The parties agree that this Agreement is not an admission, and shall not be construed as an admission, by either Party of any violation of law or other wrongdoing of any kind.

12.           Attorney Fees and Costs. In any litigation, arbitration or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his/her/its reasonable attorney fees and costs; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA or a suit challenging the validity of a release of age discrimination claims under the ADEA.

13.           Controlling Law; Venue. This Agreement shall be governed by the laws of the State of Colorado, without regard to any state’s principles regarding conflict of laws; provided, however, that this Agreement shall be governed by the laws of the State of California if the Executive’s principal work location as of the Separation Date was in California. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Denver, Colorado and the Executive and the Company hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum.

14.           Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an exception thereto. Accordingly, this Agreement shall be interpreted in a manner consistent with the requirements of Section 409A to the extent applicable. Any payments under this Agreement that may be excluded from Section 409A either as a short-term deferral or as separation pay due to an involuntary separation from service shall be excluded from Section 409A to the maximum extent possible. All separation payments to be made upon the termination of employment hereunder may only be made upon a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive pursuant to this Agreement, under Section 409A or otherwise. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A, and the Executive agrees that the Company is not responsible for any liabilities arising to the Executive under 409A.

15.           Entire Agreement. This Agreement, together with the Stock Agreements (except as amended hereby) is the entire agreement between the parties regarding the matters addressed herein, and it supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral, including, but not limited to, the Employment Agreement by and between the Executive and the Company dated June 30, 2021. This Agreement may not be modified except in writing signed by both parties. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully- executed agreement.

This Agreement must be signed and returned by no later than October 16, 2023, twenty-one (21) days from the date this Agreement was provided to Executive.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates stated below.

INSPIRATO LLC

By:	/s/ Robert Kaiden

Its:	Chief Financial Officer

Date:	9/25/2023

EXECUTIVE

By:	/s/ Brent Handler
Brent Handler

Date:	9/25/2023

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Exhibit A

2011 Founder Club Use Benefit

Brad and Brent Handler

•	Membership for life with no annual dues

•	Usage of $60,000 annually or 60 days of usage annually (whichever comes first) at any Inspirato property, hotel or experience offered on the Inspirato web site, for life

•	$60,000 increases annually by CPI plus 4.5% (from 2011)

1. NON-DISCLOSURE. 1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment, and thereafter, I have held and will hold in strictest confidence and have not and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an authorized executive officer of the Company expressly authorizes such in writing. I agree that I will not disclose such Proprietary Information to other employees or consultants of the Company unless said individual reasonably requires access. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I agree that, during my employment or afterward, if requested by the Company, I will acknowledge my possession of confidential Proprietary Information of the Company by signing an appropriate list of any and all Proprietary Information of the Company of which I have knowledge or about which I have acquired information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. 1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) all communication or data information disclosed by the Company, including, but not limited to, trade secrets, inventions, formulae, source and object code, concepts, ideas, know-how, processes, techniques, process additives, other works of authorship, technology, features, improvements, discoveries, developments, designs, and enhancements, business information, business plans, marketing materials and plans, technical or financial information, research and development plans, budgets, financial information, customer lists or proposals, sketches, models, samples, computer programs and documentation, drawings, specifications, data, databases, price lists, costs, and supplier information, (b) information regarding the skills and compensation of other employees of the Company, (c) Third Party Information (as described below), and (d) information labeled as “confidential” or “proprietary,” in each case whether conveyed in oral, written, graphic, or electronic form or otherwise. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish. 1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I have held and will hold Third Party Information in the strictest confidence and will not INSPIRATO LLC EMPLOYEE PROPRIETARY RIGHTS AND INVENTIONS ASSIGNMENT AGREEMENT This Employee Proprietary Rights and Inventions Assignment Agreement (“Agreement”) is made in consideration for my employment by Inspirato LLC, a Delaware limited liability company (the “Company”), and the compensation now and hereafter paid to me. In return for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows: Appendix 1

2 disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an authorized officer in writing. 1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I have not and will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer, or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer, excluding or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. 2. INVENTION ASSIGNMENT. 2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world. 2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company and which I have not previously assigned to the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions (as defined in Section 2.3 hereof) that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I have not assigned to the Company and that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Excluded Prior Inventions”). If disclosure of any such Excluded Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Excluded Prior Inventions in Exhibit A but am only to disclose a cursory name for each such Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Excluded Prior Inventions. If, in the course of my employment with the Company, I incorporate an Excluded Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Excluded Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Excluded Prior Inventions in any Company Inventions (as defined in Section 2.3 hereof) without the Company’s prior written consent. 2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I have previously assigned, or hereby assign, as applicable, to the Company all my right, title and interest in and to any and all trade secrets, confidential and proprietary information, software programs, discoveries, conceptions, preparations and developments (and all Proprietary Rights with respect thereto), whether or not eligible for or covered by patent, copyright or trade secret protection, and whether or not such constitute works for hire or would otherwise belong to the Company by operation of law (all collectively hereinafter referred to as “Inventions”) that have or do become known to, or are made, conceived, reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company or any of its affiliates. This Agreement does not obligate me to assign to the Company any Invention which (i) is developed entirely on my own time, (ii) does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company is engaged or

3 reasonably would be engaged, (iii) does not result from the use of premises or equipment owned or leased by the Company or the Company’s trade secret information, and (iv) does not result from any work performed by me for the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” 2.4 Obligation to Keep Company Informed. During the period of my employment and for twelve months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. 2.5 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, as directed by the Company. 2.6 Works for Hire. I acknowledge that the copyright to all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are classifiable as “works made for hire,” as defined by the United States Copyright Act (17 U.S.C., Section 101), shall be owned by the Company. 2.7 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. 2.8 Company as Agent. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. 3. NON-COMPETE. I acknowledge that during the term of my employment, I will have access to trade secrets of the Company and/or be part of the Company’s management team. Therefore, for the period of my employment by the Company and continuing until one year after my last day of employment with the Company, regardless of the reason for the termination of my employment, I shall not, without the prior written consent of the Company, directly or indirectly, own, invest in, manage, operate, control or advise or join in or participate in the ownership, management, operation or control of or be employed by or connected in any manner with any businesses that sell, market, operate or have investment in; villa rental, fractional ownership, cooperative vacation club, home exchange and/or luxury destination club or any entity in the United States which is in direct competition with the Company’s Business . I hereby acknowledge that the agreement not to compete set forth in this provision is both

4 reasonable and necessary for the protection of the Company’s trade secrets, as contemplated by CRS 8-2- 113(2)(b). For purposes of this Agreement, the Company’s Business shall mean the Company’s business on my last day of employment with the Company including all prior products, services or diversified lines of business. 4. NON-SOLICITATION. For the period of my employment by the Company and continuing until two years after my last day of employment with the Company, regardless of the reason for the termination of my employment, I will not directly or indirectly induce any employee of the Company to terminate or negatively alter his or her relationship with the Company. 5. NON-DISPARAGEMENT. I agree not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage the Company, its officers or directors, its business, products and/or personnel and their customers. 6. RECORDS; RETURN OF COMPANY MATERIALS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and/or owned by the Company, including disks and other storage media, computers, cell phones, personal digital assistants (i.e. – iPhones and other similar smart phones), filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. 7. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith. 8. EQUITABLE REMEDIES. Because monetary damages would be inadequate to compensate Company for any breach by me of the promises set forth in this Agreement, because the Company would suffer irreparable harm resulting from my breach of such promises, and because I will have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have by operation of law Notwithstanding the provisions set forth in paragraph 12 below regarding dispute resolution, any such action may be immediately brought by the Company in State or Federal District Court located in Denver, Colorado, and I hereby expressly acknowledge and understand that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of said courts, to which I hereby expressly and irrevocably consent. 9. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page hereto or at such other address as the party shall specify in writing. Such notice shall be deemed given on personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing or upon confirmation of receipt or delivery.

5 10. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I agree to notify my new employer of my obligations under this Agreement prior to my start of employment, and I hereby consent to the notification of my new employer of my rights and obligations under this Agreement by the Company. 11. GENERAL PROVISIONS. 11.1 Dispute Resolution, Location, Governing Law. In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement, or the actual or potential breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally and exclusively settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The place of arbitration shall be Denver, Colorado, USA. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). Notwithstanding the foregoing, I acknowledge and understand that the Company expressly retains the right to immediately enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, in State or Federal District Court located in Denver, Colorado, without first engaging in any form of alternative dispute resolution, and without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. 11.2 Remedies; Dismissal of Other Actions. Except for an action for injunction, specific performance, or other equitable relief by the Company pursuant to paragraph 9 above, any action brought in contravention of this paragraph 12 by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action. 11.3 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. 11.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. 11.5 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. 11.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this

6 Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. 11.7 Entire Agreement. The obligations pursuant to this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. 11.8 Consultation with Counsel. I acknowledge that, before executing this Agreement, I have been advised and given the opportunity to consult with counsel of my own choosing, and was fully advised of my rights under law. I further acknowledge that I have reviewed this Agreement in its entirety, understand it, and voluntarily execute this Agreement. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

Dated:	9/10/14

/s/ Brent Handler
Signature

Brent Handler
Printed Name

Address: [****]

ACCEPTED AND AGREED TO:

INSPIRATO LLC

By:	/s/ David S. Kallery
Name:	David S. Kallery
Its:	President
Address: [****]

Signature Page to Non-Disclosure Agreement

EXHIBIT A

TO:	INSPIRATO LLC

FROM:	BRENT HANDLER

DATE:	9/10/14

SUBJECT:	Previous Inventions

1.        Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Inspirato LLC (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.       Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.